SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

GENITOPE CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

37229P507 (CUSIP Number)

June 28, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37229P507	Page 2 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

509,669 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

509,669 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,669 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 3 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

509,669 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

509,669 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,669 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 4 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

509,669 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

509,669 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,669 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 5 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Atlas Global Investments II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

509,669 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

509,669 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

509,669 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 6 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

687,760 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

687,760 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

687,760 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 7 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

88,219 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

88,219 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

88,219 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.25%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 8 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

614,325 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

614,325 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

614,325 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 9 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Balanced Long Bias Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

328,564 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

328,564 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

328,564 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.92%
12	TYPE OF REPORTING PERSON*

CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 10 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

None
6 SHARED VOTING POWER

1,718,868 (See Item 4)
7 SOLE DISPOSITIVE POWER

None
8 SHARED DISPOSITIVE POWER

1,718,868 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,718,868 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.8%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 11 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

509,669 (See Item 4)
6 SHARED VOTING POWER

1,718,868 (See Item 4)
7 SOLE DISPOSITIVE POWER

509,669 (See Item 4)
8 SHARED DISPOSITIVE POWER

1,718,868 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,228,537 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.2%
12	TYPE OF REPORTING PERSON*

OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 37229P507	Page 12 of 23 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

2,228,537 (See Item 4)
6 SHARED VOTING POWER

1,718,868 (See Item 4)
7 SOLE DISPOSITIVE POWER

2,228,537 (See Item 4)
8 SHARED DISPOSITIVE POWER

1,718,868 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,228,537 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.2%
12	TYPE OF REPORTING PERSON*

IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

Genitope Corporation (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

525 Penobscot Drive Redwood City, CA 94063

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 12.11% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI1”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI1 owns 80.60% of the equity interests in AMF.

(4) Atlas Global Investments II, Ltd., a Cayman Islands corporation (“AGI2”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI2 owns 7.29% of the equity interests in AMF.

(5) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor,

Page 13 of 23 Pages

Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022. VCM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG, the investment advisor to each of AG, AGI1 and AGI2 and the investment subadvisor to each of VBF, VLBF, VBFO and VLBFO.

(11) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.001 Per Share

	(e)	CUSIP Number:

37229P507

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

509,669 shares

	(b)	Percent of Class:

1.4%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

Page 14 of 23 Pages

509,669 shares

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

509,669 shares

	(iv)	shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.11% of the equity interest in AMF, AG may be deemed to beneficially own the 509,669 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.4%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

None

	(ii)	shared power to vote or to direct vote:

509,669 shares

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

509,669 shares

Page 15 of 23 Pages

AGI1

(a)	Amount Beneficially Owned:

By virtue of its ownership of 80.60% of the equity interest in AMF, AGI1 may be deemed to beneficially own the 509,669 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.4%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

509,669 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

509,669 shares

AGI2

(a)	Amount Beneficially Owned:

By virtue of its ownership of 7.29% of the equity interest in AMF, AGI2 may be deemed to beneficially own the 509,669 shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

1.4%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

Page 16 of 23 Pages

	(ii)	shared power to vote or to direct vote:

509,669 shares

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

509,669 shares

VBF

(a)	Amount Beneficially Owned:

687,760 shares

(b)	Percent of Class:

1.9%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

None

	(ii)	shared power to vote or to direct vote:

687,760 shares

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

687,760 shares

VLBF

(a)	Amount Beneficially Owned:

88,219 shares

Page 17 of 23 Pages

(b)	Percent of Class:

.25%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

88,219 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

88,219 shares

VBFO

(a)	Amount Beneficially Owned:

614,325 shares

(b)	Percent of Class:

1.7%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

614,325 shares

(iii) sole power to dispose or direct disposition of:

None

Page 18 of 23 Pages

(iv) shared power to dispose or to direct disposition of:

614,325 shares

VLBFO

(a)	Amount Beneficially Owned:

328,564 shares

(b)	Percent of Class:

.92%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

328,564 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

328,564 shares

VCM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VCM may be deemed to beneficially own the 1,718,868 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO.

(b)	Percent of Class:

4.8%

Page 19 of 23 Pages

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

None

	(ii)	shared power to vote or to direct vote:

1,718,868 shares

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

1,718,868 shares

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of AG, AGI1 and AGI2 and its role as sole managing member of AG, BAM may be deemed to beneficially own the 509,669 shares of the Company’s Common Stock beneficially owned by AG, AGI1 and AGI2. By virtue of its position as investment subadvisor to each of VFB, VLBF, VBFO and VLBFO, BAM may be deemed to beneficially own the 1,718,868 shares of the Company’s Common Stock beneficially owned by VFB, VLBF, VBFO and VLBFO.

(b)	Percent of Class:

6.2%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

509,669 shares

	(ii)	shared power to vote or to direct vote:

1,718,868 shares

	(iii)	sole power to dispose or direct disposition of:

509,669 shares

Page 20 of 23 Pages

		(iv)	shared power to dispose or to direct disposition of:

1,718,868 shares

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 2,228,537 shares of the Company’s Common Stock beneficially owned by BAM.

	(b)	Percent of Class:

6.2%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

509,669 shares

		(ii)	shared power to vote or to direct vote:

1,718,868 shares

		(iii)	sole power to dispose or direct disposition of:

509,669 shares

		(iv)	shared power to dispose or to direct disposition of:

1,718,868 shares

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Page 21 of 23 Pages

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 22 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 3, 2006.

ATLAS MASTER FUND, LTD.		VISIUM LONG BIAS FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL, LLC		VISIUM BALANCED FUND OFFSHORE, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		VISIUM LONG BIAS FUND OFFSHORE, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS II, LTD.		VISIUM CAPITAL MANAGEMENT, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

VISIUM BALANCED FUND, LP		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

DMITRY BALYASNY

		By:	/s/ Scott Schroeder Scott Schroeder Authorized Representative and Executive Officer Managing Director of Finance and General Counsel

Page 23 of 23 Pages